MAXTOR CORPORATION


                                                          EXHIBIT 11.1


                 COMPUTATION OF NET INCOME (LOSS) PER SHARE
                  For the Three Years Ended March 25, 1995

                    (In thousands, except per share data)


                                                   Year Ended
- -------------------------------------------------------------------------
                                        March 25,   March 26,   March 27,
                                           1995        1994        1993
- -------------------------------------------------------------------------
PRIMARY

Weighted average number of common
  shares outstanding during the year      50,583       32,203      27,283
Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock)                     -            -       4,252
                                        ---------   ----------   --------
Total shares                              50,583       32,203      31,534
                                        =========   ==========   ========
Net income (loss)                       $(82,222)   $(257,589)   $ 46,112
                                        =========   ==========   ========
Net income (loss) per share             $  (1.63)   $   (8.00)   $   1.46
                                        =========   ==========   ========


FULLY DILUTED

Weighted average number of common
  shares outstanding during the year      50,583       32,203      27,283
Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock)                     -            -       4,316
                                        ---------   ----------   --------
Total shares                              50,583       32,203      31,599
                                        =========   ==========   ========
Net income (loss)                       $(82,222)   $(257,589)   $ 46,112
                                        =========   ==========   ========
Net income (loss) per share             $  (1.63)   $   (8.00)   $   1.46
                                        =========   ==========   ========

Note: The subordinated convertible debentures have an anti-dilutive effect on earnings per share, therefore the calculation of fully diluted earnings per share excludes both the share equivalents and the interest income adjustment elements.